Exhibit 99.1
NANOPHASE ACHIEVES RECORD FOURTH QUARTER AND 2006 REVENUE
52% Fourth Quarter Revenue Growth; 32% Annual Revenue Growth
Romeoville, IL, January 17, 2007 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced unaudited revenue results for the fourth quarter and fiscal 2006.
For the fourth quarter ending December 31, 2006, total revenues were approximately $2.17 million, representing 52% year-over-year revenue growth compared to the fourth quarter of 2005. Fourth quarter 2006 revenue represents the highest fourth quarter revenue in the Company’s history.
For the year ending December 31, 2006, total revenues were approximately $9.0 million, or 32% year-over-year revenue growth compared to 2005, and represents the highest annual revenue in the Company’s history.
“2006 was a solid year for Nanophase with record revenue quarters year-over-year for each quarter of 2006 and continues the robust product revenue growth the Company began in 2005,” noted Joseph Cross, Nanophase’s President and CEO. “During the last 24 months, Nanophase has doubled annual product revenue. While some of the Company’s current products tend to be somewhat seasonal, such as sunscreens – especially for the U.S. market, and stronger in the first half of the year, new products in suncare for the European and Asian markets, architectural coatings, and nanomaterial products for coatings and plastics are growing and are anticipated to continue building second half revenues over time.
“Progress was made in this area during 2006: first half product revenues increased about 20% year-over-year, while second half product revenues increased 51%. During 2006 we introduced new suncare and coatings products with our market partners and believe that we have positioned current and new business, along with new business opportunities, to support continued revenue growth during 2007.”
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.
This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10Q filed November 7, 2006 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.